Pure Cycle Corporation 8-K

Exhibit 99.1

Pure Cycle Corporation Announces

Renewal of Sky Ranch Oil & Gas Lease to Conoco

Denver, Colorado –February 19, 2014 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announces today that Conoco has extended the term of its Sky Ranch Oil and Gas Lease.

ConocoPhillips, through its wholly owned subsidiary Burlington Resources Oil & Gas Company L.P., has extended the Company’s Oil & Gas Lease on Sky Ranch for an additional two years through March 10, 2016. The Company received payment of $1,243,440 to extend the Lease. “We welcome the opportunity to work with a world class exploration and production operator like Conoco at our Sky Ranch property and look forward to assisting them in the development of oil & gas from our property”, stated Mark Harding, Pure Cycle’s President and CEO.

Company Information

Pure Cycle owns water assets in several river basins in the State of Colorado as well as certain aquifers in the Denver, Colorado metropolitan area. Pure Cycle provides water and wastewater services, including the design, construction, operation and maintenance of water and wastewater systems, to wholesale customers, which are local governmental entities who provide water and wastewater services to their end-use customers located in the greater Denver metropolitan area. Pure Cycle also owns approximately16,700 acres in Southeastern Colorado that are leased to area farmers.

Additional information including our recent press releases and Annual Reports are available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, at 303-292-3456 or at info@purecyclewater.com.